EXHIBIT 4.1

                    AMENDMENT NO. 1 TO THE 2004 NON-QUALIFIED
                             STOCK COMPENSATION PLAN


This Amendment No. 1 to the 2004 Non-Qualified Stock Compensation Plan (the "Plan") of ERF Wireless, Inc. (the "Company") is made as of the 25th day of May 2007 and reads as follows:

         1. Except as otherwise modified hereby, the terms and provisions of the Plan shall remain in full force and effect. Defined terms herein shall have the same meaning as set forth in the Plan. Unless otherwise expressly referred to herein, reference to various sections, schedules and exhibits shall refer to the schedules and exhibits attached to the Plan, as applicable.

         2. Section 4.1 of the Plan shall be replaced in its entirety with the following:

                  "4.1 The total number of shares of the Company available for grants of Stock Options and Common Stock under the Plan shall be Ten Million (10,000,000) Common Shares, subject to adjustment in accordance with Article 7 of the Plan, which shares may be either authorized but unissued or reacquired Common Shares of the Company."

         IN WITNESS WHEREOF the party below has executed this Amendment effective as of the date first set forth above.


                                    ERF WIRELESS, INC.


                                    By: /s/ H. Dean Cubley
                                        ----------------------------------------
                                         H. Dean Cubley, Chief Executive Officer


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